SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2007

mPHASE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-24969	22-2287503
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Identification No.)		Incorporation)

587 Connecticut Ave., Norwalk, CT 06854-0566
(Address of Principal Executive Offices) (ZIP Code)

Registrant's telephone number, including area code: (203) 838-2741

Item 8: Other Events

In a ruling dated May 23, 2007 (3:05 CV 1749(PCD)) the Honorable Peter C Dorsey, Senior United States District Court Judge for the District of Connecticut, granted a Motion pursuant to Rule 59(e) of the Federal Rules of Civil Procedure by the SEC for reconsideration and reversal of an earlier ruling made on March 21, 2007 by the Court granting a Motion made by defendants Ronald A. Durando and Packetport, Inc., joined by defendants Gustave T. Dotoli, Microphase Corporation and Packetport.com, Inc. to dismiss under Rule 41(b) the civil lawsuit filed November 15, 2005 for dismissal of the case for failure to prosecute.

Mr. Durando, is the President and Chief Executive Officer of mPhase Technologies, Inc., a New Jersey corporation (the "Company"), which is traded on the over the counter bulletin board under the ticker symbol "XDSL" and has in excess of 17,000 public shareholders. Mr. Dotoli is the Chief Operating Officer of the Company Microphase Corporation, a Connecticut corporation, is a privately held company organized in 1955 with approximately 80 employees that designs RF electronic warfare products for defense applications as well as a commercial line of products. Packetport.com, Inc. a Nevada corporation, is a publicly held company that trades on the over the counter-bulletin board under the ticker symbol ("PKPT") and is engaged in an Internet Centric business program geared for delivery of IP based telephone services. Packetport Inc., a Delaware corporation, is owned by Mr. Durando and has as its principle asset a significant holding of stock in Packetport.com, Inc.

mPhase Technologies, Inc. was not named as a defendant in the above case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

mPHASE TECHNOLOGIES

By:	/s/ Martin S. Smiley
Martin S. Smiley
Executive Vice President,
Chief Financial Officer and
General Counsel

Date: May 25, 2007